UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 9, 2015 (July 6, 2015)

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-10258	54-1497771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia	23225
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (804) 330-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On July 7, 2015, Tredegar Corporation (“Tredegar” or the “Company”) announced its intention to downsize its film products manufacturing facility in Lake Zurich, Illinois. Efforts to downsize the Lake Zurich manufacturing facility will require various machinery upgrades and equipment transfers to its other manufacturing facilities. Given Tredegar's focus on maintaining product quality and customer satisfaction, the Company anticipates that these activities will require 21-24 months to execute. Total pre-tax cash expenditures associated with downsizing the Lake Zurich manufacturing facility are expected to be approximately $13-14 million over this period.
Tredegar believes that most of its growth in the demand for film products will come from markets outside of North America. In recent years, the Company has made significant capacity investments in foreign markets to better meet its customers’ desire for local supply. With increasing levels of production shifting to the film products manufacturing facilities located outside of North America, Tredegar believes that consolidating its domestic film products manufacturing facilities provides an opportunity to reduce fixed manufacturing costs.
The Company expects to recognize costs associated with the exit and disposal activities of approximately $4-5 million over the next 21-24 months. Exit and disposal costs include severance charges and other employee-related expenses arising from the termination of employees of approximately $2-3 million and equipment transfers, asset impairments and other shutdown-related costs of approximately $2 million. During the same period of time, operating expenses will include the acceleration of approximately $3 million of non-cash depreciation expense for certain machinery and equipment at the Lake Zurich manufacturing facility.
Total cash expenditures of $13-14 million over the next 21-24 months include the following:

•	Cash outlays associated with previously discussed exit and disposal expenses of approximately $4 million;

•	Capital expenditures associated with equipment upgrades at other film products manufacturing facilities in the United States of approximately $8 million;

•	Cash incentives of approximately $1 million in connection with meeting safety and quality standards while production ramps down at the Lake Zurich manufacturing facility; and

•	Additional operating expenses of approximately $1 million associated with customer product qualifications on upgraded and transferred production lines.

On July 7, 2015, Tredegar issued a press release announcing its plan to downsize its Lake Zurich manufacturing facility. A copy of the press release is filed as Exhibit 99 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99	Press Release, dated July 7, 2015 (furnished pursuant to Item 2.05).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREDEGAR CORPORATION
(Registrant)

Date: July 9, 2015	By:	/s/ A. Brent King
A. Brent King
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99	Press Release, dated July 7, 2015 (furnished pursuant to Item 2.05).